Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Hastings Street Trust of our reports dated February 14, 2025, relating to the financial statements and financial highlights of Fidelity Series Emerging Markets Debt Fund and Fidelity Series Emerging Markets Debt Local Currency Fund, which appear in Fidelity Hastings Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 20, 2025